Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

The Progress Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1.	The name of the corporation is Progress Acquisition Corp.

2.	That an Amended and Restated Certificate of Incorporation (the “Certificate”) was filed with the Secretary of State of Delaware on February 8, 2021 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy of said Certificate is as follows: In the event that the Corporation does not consummate a Business Combination by 24 months after the consummation of the IPO, was incorrectly stated.

4.	Article SIXTH, provision F of the Certificate should be corrected to read as follows:

“In the event that the Corporation does not consummate a Business Combination by 21 months after the consummation of the IPO.”

IN WITNESS HEREOF, said corporation has caused this Certificate of Correction to be filed on this 11th day of March, 2021.

PROGRESS ACQUISITION CORP.

By:	/s/ David Arslanian
Name:	David Arslanian
Title:	President